EXHIBIT 99.1


                MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
                     CERTIFIED PUBLIC ACCOUNTANTS
                             [LETTERHEAD]


                           January 16, 2004


                    REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Rivoli BanCorp, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Rivoli BanCorp, Inc. and Subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements of Rivoli Bank & Trust (prior to formation of the holding company) as of and for the period ended December 31, 2001 were audited by other auditors whose report dated March 7, 2002 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board of the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rivoli BanCorp, Inc. and Subsidiary as of December 31, 2003 and 2002 and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


                                 McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP


-------------------------------------------------------------------------------
       389 Mulberry Street  Post Office Box One  Macon, GA 31202
           Telephone (478) 746-6277  Facsimile (478) 743-6858
                                www.mmmcpa.com



                    RIVOLI BANCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                              DECEMBER 31

                                 ASSETS
                                 ------
                                                    2003            2002
                                                    ----            ----
Cash and balances
 due from depository institutions             $   5,131,119   $   4,360,304
Interest-bearing deposits                         3,515,911         171,077
Federal funds sold                                  160,000       2,803,000
Investment securities
 Available-for-sale, at fair value               30,173,912      21,559,425
Restricted stocks, at cost                        1,272,069         884,050
                                              -------------   -------------

Loans                                           111,446,586      99,238,403
  Allowance for loan losses                      (1,595,021)     (1,506,910)
                                              -------------   -------------
                                                109,851,565      97,731,493
                                              -------------   -------------

Premises and equipment                            3,571,076       3,706,838
Other assets                                      1,514,926       1,230,557
                                              -------------   -------------

  Total Assets                                $ 155,190,578   $ 132,446,744
                                              =============   =============

                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    -------------------------------------

Deposits
  Noninterest bearing                         $  23,938,320   $  18,681,009
  Interest-bearing                               94,225,898      86,043,046
                                              -------------   -------------
                                                118,164,218     104,724,055
                                              -------------   -------------

Borrowed money
  Federal funds purchased                         3,023,000          --
  Demand notes to U.S. Treasury                      33,518         506,809
  Subordinated debt                               3,093,000       3,093,000
  Other borrowed money                           19,400,000      13,150,000
                                              -------------   -------------
                                                 25,549,518      16,749,809
                                              -------------   -------------

Other liabilities                                   863,770       1,059,115
                                              -------------   -------------

Shareholders' Equity
  Common stock, par value $1 per share;
   Authorized 10,000,000 shares, Issued
   1,014,990 and 1,012,217 shares as of
   December 31, 2003 and 2002, respectively       1,014,990       1,012,217
  Paid-in-capital                                 6,872,975       6,848,271
  Retained earnings                               3,002,034       1,595,629
  Accumulated other comprehensive
   income (loss), net of tax                        (15,859)        457,648
  Treasury stock 17,581 shares as of
   December 31, 2003, at cost                      (261,068)          --
                                              -------------   -------------
                                                 10,613,072       9,913,765
                                              -------------   -------------
   Total Liabilities and
    Shareholders' Equity                      $ 155,190,578   $ 132,446,744
                                              =============   =============

      The accompanying notes are an integral part of these balance sheets.



                    RIVOLI BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME
                       FOR THE YEARS ENDED DECEMBER 31

                                            2003          2002          2001
                                            ----          ----          ----
Interest Income
 Loans, including fees                 $  6,460,827  $  6,365,515  $  7,128,502
 Federal funds sold                          34,361        50,611       316,562
 Deposits with other banks                      286         8,348        29,108
 Investment securities                    1,097,277     1,168,649     1,087,969
 Other investments                           51,508        31,070        30,630
                                       ------------  ------------  ------------
                                          7,644,259     7,624,193     8,592,771
                                       ------------  ------------  ------------
Interest Expense
 Deposits                                 1,338,123     1,989,760     3,681,305
 Federal funds purchased                     11,191         2,868           806
 Demand notes to U.S. Treasury                  873         4,025         5,714
 Subordinated debt                          149,689        -  -          -  -
 Other borrowed money                       723,177       575,398       544,632
                                       ------------  ------------  ------------
                                          2,223,053     2,572,051     4,232,457
                                       ------------  ------------  ------------
Net Interest Income                       5,421,206     5,052,142     4,360,314
  Provision for loan losses                 261,000       364,000       385,000
                                       ------------  ------------  ------------
Net interest income after
  provision for loan losses               5,160,206     4,688,142     3,975,314
                                       ------------  ------------  ------------

Noninterest Income
  Service charges on deposits               855,059       791,652       470,236
  Rental income                             271,674       271,397       257,434
  Securities gains                          144,436       137,497        20,300
  ATM income                                111,147        74,475        35,410
  Other                                     133,614        97,970        53,859
                                       ------------  ------------  ------------
                                          1,515,930     1,372,991       837,239
                                       ------------  ------------  ------------

Noninterest Expenses
  Salaries and employee benefits          2,160,885     1,979,776     1,694,893
  Data processing and ATM                   523,774       456,663       369,196
  Advertising and public relations          262,866       184,831       151,297
  Depreciation and amortization             215,020       250,758       264,437
  Professional fees                         271,404       366,302       200,094
  Utilities and maintenance                 253,086       211,773       193,929
  Other                                     769,861       786,145       697,603
                                       ------------  ------------  ------------
                                          4,456,896     4,236,248     3,571,449
                                       ------------  ------------  ------------

Income before income taxes                2,219,240     1,824,885     1,241,104
Income taxes                                812,835       671,874       440,600
                                       ------------  ------------  ------------
Net income                             $  1,406,405  $  1,153,011  $    800,504
                                       ============  ============  ============

Basic earnings per share               $       1.40  $       1.14  $        .80
                                       ============  ============  ============

Diluted earnings per share             $       1.33  $       1.09  $        .76
                                       ============  ============  ============

         The accompanying notes are an integral part of these statements.



                     RIVOLI BANCORP, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                       FOR THE YEARS ENDED DECEMBER 31

                                            2003          2002          2001
                                            ----          ----          ----
Net income                             $  1,406,405  $  1,153,011  $    800,504
                                       ------------  ------------  ------------

Other comprehensive (loss), net of tax
  Gains (losses) on securities
   arising during the year                 (378,179)      294,942       195,077
  Reclassification adjustment               (95,328)      (90,749)      (13,398)
                                       ------------  ------------  ------------

  Unrealized gains
  (losses) on securities                   (473,507)      204,193       181,679
                                       ------------  ------------  ------------

Comprehensive income                   $    932,898  $  1,357,204  $    982,183
                                       ============  ============  ============

          The accompanying notes are an integral part of these statements.


Statement of Changes in Stockholders' Equity
                       RIVOLI BANCORP, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                       Accumulated
                                                          Other
                                                                            Compre-
                                                 Paid        Retained       hensive
                                   Common        -in-        Earnings       Income        Treasury
                     Shares        Stock        Capital      (Deficit)       (Loss)        Stock          Total
                     ------      ---------      -------      ---------       ------        -----          -----
Balance,
 December 31,
 2000               1,005,744   $ 1,005,744   $ 6,795,718   $  (357,886)  $    71,776   $    -  -     $ 7,515,352

Unrealized gain
 on securities
 available for
 sale, net of tax
 of $88,626            -  -          -  -          -  -          -  -         181,679        -  -         181,679
Net income             -  -          -  -          -  -         800,504        -  -          -  -         800,504
Exercise of
 stock options            240           240         2,265        -  -           -  -         -  -           2,505
                   ----------   -----------   -----------   -----------   -----------   -----------   -----------

Balance,
 December 31,
 2001               1,005,984     1,005,984     6,797,983       442,618       253,455        -  -       8,500,040
Unrealized gain
 on securities
 available for
 sale, net of tax
 of $99,282            -  -          -  -          -  -          -  -         204,193        -  -         204,193
Net income             -  -          -  -          -  -       1,153,011        -  -          -  -       1,153,011
Exercise of
 stock options          6,233         6,233        50,288        -  -           -  -         -  -          56,521
                   ----------   -----------   -----------   -----------   -----------   -----------   -----------

Balance,
 December 31,
 2002               1,012,217     1,012,217     6,848,271     1,595,629       457,648        -  -       9,913,765
Unrealized loss
 on securities
 available for
 sale, net of tax
 benefit of
 $244,297              -  -          -  -          -  -          -  -        (473,507)       -  -        (473,507)
Net income             -  -          -  -          -  -       1,406,405        -  -          -  -       1,406,405
Exercise of
 stock options          2,773         2,773        24,704        -  -           -  -         -  -          27,477
Purchase of
 treasury stock        -  -          -  -          -  -          -  -           -  -       (261,068)     (261,068)
                   ----------   -----------   -----------   -----------   -----------   -----------   -----------

Balance,
 December 31,
 2003               1,014,990   $ 1,014,990   $ 6,872,975   $ 3,002,034   $   (15,859)  $  (261,068)  $10,613,072
                   ==========   ===========   ===========   ===========   ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.



                      RIVOLI BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                            2003          2002          2001
                                            ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                           $  1,406,405  $  1,153,011  $    800,504
  Adjustments to reconcile net
  income to net cash provided from
  operating activities
      Deferred taxes                         20,063      (101,155)     (128,771)
      Depreciation                          212,020       250,008       264,437
      Amortization and accretion            315,458        39,702        41,783
      Provision for loan losses             261,000       364,000       385,000
      Securities gains                     (144,436)     (137,497)      (20,300)
      Loss on sale of other real estate      -  -           2,050        -  -
      Loss on sale of repossessions           4,601        -  -          -  -
      Loss (gain) on sale
        of premises and equipment            27,896          (900)       -  -
      CHANGE IN
        Receivable and other assets        (109,546)        2,774)      (76,651)
        Payable and other liabilities      (195,532)       (9,278)     (154,617)
                                       ------------  ------------  ------------
                                          1,797,929     1,562,715     1,111,385
                                       ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of investment securities
     available for sale                 (28,566,478)  (11,193,610)  (19,010,000)
   Proceeds from disposition of
     investment securities
     available for sale                  19,063,164    12,005,613    12,066,287
   Purchase of
     Federal Home Loan Bank stock          (312,500)     (157,500)     (250,000)
   Purchase of
     Federal Reserve Bank stock             (75,519)     (226,550)       -  -
   Loans to customers, net              (12,381,074)  (13,443,567)  (12,084,065)
   Purchase of premises and equipment      (104,154)      (93,269)      (93,812)
   Proceeds from disposal of
     premises and equipment                  -  -             900        -  -
   Other real estate                         -  -          72,902        -  -
   Interest-bearing deposits
     with other banks                    (3,344,834)      403,647      (574,724)
   Proceeds from sale of repossessions       45,000        -  -          -  -
                                       ------------  ------------  ------------
                                        (25,676,395)  (12,631,434)  (19,946,314)
                                       ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in deposits                  13,440,163     4,537,238    16,281,412
   Demand note to the U.S. Treasury        (473,291)      307,641        -  -
   Federal funds purchased                3,023,000        -  -      (1,700,000)
   Proceeds from Federal Home
     Loan Bank advances                   7,250,000     5,300,000     5,000,000
   Repayments on Federal Home
     Loan Bank advances                  (1,000,000)   (2,150,000)       -  -
   Proceeds from issuance of
     subordinated debt (trust
     preferred securities)                   -  -       3,093,000        -  -
   Issuance of common stock                  27,477        56,521         2,505
   Purchase of treasury stock              (261,068)       -  -          -  -
                                       ------------  ------------  ------------
                                         22,006,281    11,144,400    19,583,917
                                       ------------  ------------  ------------

Net increase (decrease) in cash
 and cash equivalents                    (1,872,185)       75,681       748,988
Cash and cash equivalents, beginning      7,163,304     7,087,623     6,338,635
                                       ------------  ------------  ------------
Cash and cash equivalents, ending      $  5,291,119  $  7,163,304  $  7,087,623
                                       ============  ============  ============

           The accompanying notes are an integral part of these statements.



                     RIVOLI BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The formation of a one bank holding company, Rivoli BanCorp, Inc. (the Company), for Rivoli Bank & Trust was effective January 1, 2002. Accordingly, the December 31, 2003 and 2002 consolidated financial statements include the accounts of Rivoli BanCorp, Inc. and its wholly-owned subsidiary, Rivoli Bank
& Trust (the Bank) of Macon, Georgia. With the formation of the holding company, the par value of the Company's common stock was changed from $5 per share (for the Bank) to $1 per share (for the Company). The consolidated financial statements have been restated to reflect the change in par value. Additionally, all intercompany accounts have been eliminated during consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the consolidated balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the valuation of deferred tax assets.

In certain instances, amounts reported in prior years' financial statements have been reclassified to conform to statement presentations selected for 2003. Such reclassifications had no effect on previously reported stockholders' equity or net income.

DESCRIPTION OF BUSINESS

The Bank provides a full range of retail and commercial banking services for consumers and small to medium size businesses located primarily in central Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. The Bank has a high concentration of real estate loans; however, these loans are well collateralized and, in management's opinion, do not pose an unacceptable level of credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Bank has a diversified loan portfolio, a substantial portion of borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Bank's results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

ACCOUNTING POLICIES

The accounting and reporting policies of Rivoli BanCorp, Inc. and its subsidiary are in accordance with accounting principles generally accepted and conform to general practices within the commercial banking industry. The significant accounting policies followed by the Company and the methods of applying those policies are summarized hereafter.

INVESTMENT SECURITIES

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Company classifies its securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

RESTRICTED STOCKS

Restricted stocks consist of investments in stocks of a Federal Home Loan Bank
(FHLB) and a Federal Reserve Bank (FRB), required for every federally insured institution that utilizes their services. FHLB and FRB stocks are considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to these investments. The FHLB and FRB stocks are reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

LOANS

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Impaired loans are recorded under SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogenous loans are excluded from impaired loans.

ALLOWANCE FOR LOAN LOSSES

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

               Description        Life in Years  Depreciation Method
               -----------        -------------  -------------------
         Banking premises              7 to 39       Straight-line
         Furniture and equipment       3 to 15       Straight-line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

INCOME TAXES

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the effects included in the income tax provision. The Company and its subsidiary file a consolidated federal income tax return. The subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

OTHER REAL ESTATE

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs. There was no other real estate as of December 31, 2003 and 2002.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, noninterest-bearing amounts due from banks and federal funds sold.

CHANGES IN ACCOUNTING PRINCIPLES AND EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements of Financial Accounting Standards Nos. 5, 57 and 107 and rescission of FIN 34). FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are applicable to financial statements for periods ending after December 15, 2002. The initial adoption of FIN 45 did not have an impact on the Company's financial position or results of operations.

In January 2003, the FASB issued FIN 46R, Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation and deconsolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46R requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. Likewise, FIN 46R requires the deconsolidation of a variable interest entity in which a business enterprise does not have a controlling financial interest. FIN 46R applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. FIN 46R also applies in the first fiscal year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company adopted FIN 46R on December 31, 2003 requiring the deconsolidation of its special purpose trust formed solely for the issuance of trust preferred securities. There was no cumulative effect on retained earnings as a result of this deconsolidation.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No.
123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effect on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 also amends Accounting Principles Board
(APB) Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in the interim financial information. The Company adopted the disclosure provisions of SFAS No. 148 effective December 31, 2002.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise, it is effective on July 1, 2003. The adoption of SFAS No. 150 does not have a material effect on the Company's financial position or results of operations.


(2)  CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

Components of cash and balances due from depository institutions are as follows as of December 31:

                                                2003          2002
                                                ----          ----
	Cash on hand and cash items           $   700,759   $   805,609
	Noninterest-bearing deposits
        with other banks                      4,430,360     3,554,695
                                            -----------   -----------
	                                      $ 5,131,119   $ 4,360,304
                                            ===========   ===========

As of December 31, 2003, the Bank had required deposits of $321,376 with the Federal Reserve.


(3)  INVESTMENT SECURITIES

Investment securities as of December 31, 2003 are summarized as follows:

                                         Gross    Gross
                          Amortized   Unrealized Unrealized
                             Cost        Gains    Losses      Fair Value
                          -----------    -----    ------    -------------
SECURITIES AVAILABLE FOR SALE
U.S. Government Agencies
  Mortgage backed        $ 14,299,512  $ 25,537  $(170,602)  $ 14,154,447
  Other                    10,653,893   162,781     (6,350)    10,810,324
State, county
  and municipal             4,744,904    60,082    (95,845)     4,709,141
Corporate bond obligations    500,000     -  -      -  -          500,000
                         ------------  --------  ----------  ------------
                         $ 30,198,309  $248,400  $(272,797)  $ 30,173,912
                         ============  ========  ==========  ============

The amortized cost and fair value of investment securities as of December 31, 2003, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Available-for-Sale
                                        ------------------------------
                                         Amortized           Fair
                                           Costs             Value
                                        -----------      -------------
	Due in one year or less           $ 1,000 000      $ 1,005,157
	Due after one through five years    9,761,585        9,890,506
	Due after five through ten years    4,162,212        4,139,792
      Due after ten years                   975,000          984,010
                                        -----------      -----------
                                         15,898,797       16,019,465
      Mortgage backed securities         14,299,512       14,154,447
                                        -----------      -----------
                                        $30,198,309      $30,173,912
                                        ===========      ===========

Investment securities as of December 31, 2002 are summarized as follows:

                                         Gross    Gross
                          Amortized   Unrealized Unrealized
                             Cost        Gains    Losses      Fair Value
                          -----------    -----    ------    -------------
SECURITIES AVAILABLE FOR SALE
U.S. Government Agencies
  Mortgage backed        $ 10,455,908  $240,923  $ (2,217)  $ 10,694,614
  Other                     8,685,208   411,357     -  -       9,096,565
State, county
  and municipal             1,724,903    47,149    (3,806)     1,768,246
                         ------------  --------  --------   ------------
                         $ 20,866,019  $699,429  $ (6,023)  $ 21,559,425
                         ============  ========  ========   ============

Proceeds from sales of investments in debt securities were $8,312,518 in 2003, $6,353,176 in 2002, and $2,557,188 in 2001. Gross realized gains totaled $162,293, $158,850 and $20,300 in 2003, 2002 and 2001, respectively. Gross realized losses totaled $17,857, $21,353 and $0 in 2003, 2002 and 2001, respectively.

Investment securities having a carrying value approximating $16,807,600 and $10,019,000 as of December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes.


(4)  LOANS

The composition of loans as of December 31 are:

                                                   2003            2002
                                                   ----            ----
	Loans Secured by Real Estate
	  Construction and land development     $  13,814,774   $  15,382,152
	  Mortgage                                 19,043,300      15,329,563
	Commercial, industrial and agricultural    59,133,767      52,628,257
	Installment loans                          19,189,057      15,779,246
	Other                                         265,688         119,185
                                              -------------   -------------
	                                        $ 111,446,586   $  99,238,403
                                              =============   =============

Impaired loans included in total loans above as of December 31 are summarized as follows:

                                                   2003            2002
                                                   ----            ----
	Total investment in impaired loans      $   1,629,557   $   2,338,072
	Less allowance for impaired loan losses       249,050         372,000
                                              -------------   -------------
	Net investment                          $   1,380,507   $   1,966,072
                                              =============   =============
	Average investment                      $   1,673,290   $   2,250,088
                                              =============   =============

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $97,369 and $203,755 as of December 31, 2003 and 2002, respectively, and the total recorded investment in loans past due 90 days or more and still accruing interest approximated $13,189 and $44,272, respectively.

Foregone interest on impaired and other nonperforming loans totaled $26,621 in 2003, $39,423 in 2002 and $58,145 in 2001.


(5)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                        2003         2002         2001
                                        ----         ----         ----
Balance, beginning                 $ 1,506,910  $ 1,305,459  $   970,619
Provision charged
 to operating expense                  261,000      364,000      385,000
Loans charged off                     (185,592)    (194,597)     (85,663)
Loan recoveries                         12,703       32,048       35,503
                                   -----------  -----------  -----------
Balance, ending                    $ 1,595,021  $ 1,506,910  $ 1,305,459
                                   ===========  ===========  ===========


(6)  PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31:

                                                2003          2002
                                                ----          ----
	Land                                  $   722,161   $   722,161
	Buildings                               3,029,738     3,029,738
	Furniture, equipment                      662,778       697,570
      Construction in progress                   22,191        20,894
                                            -----------   -----------
	                                        4,436,868     4,470,363
	Accumulated depreciation                 (865,792)     (763,525)
                                            -----------   -----------
	                                      $ 3,571,076   $ 3,706,838
                                            ===========   ===========

Depreciation charged to operations totaled $212,020 in 2003, $250,008 in 2002 and $264,437 in 2001.

Certain bank facilities are leased under various operating leases. Rental expense was $40,686 in 2003 and 2002 and $36,685 in 2001.

Future minimum rental commitments under noncancelable leases are:

                        Year                Amount
                     ------------           ------
                        2004             $     40,686
                        2005                   40,686
                        2006                   40,686
                        2007                   40,686
                        2008                   40,686
                     Thereafter               111,886
                                         ------------
                                         $    315,316
                                         ============


(7)  INCOME TAXES

The components of income tax expense for the years ended December 31 are as follows:

                                              2003         2002         2001
                                              ----         ----         ----
      Current federal expense             $   722,792  $   712,671  $   549,371
      Deferred federal expense (benefit)       20,063     (101,155)    (128,771)
                                          -----------  -----------  -----------
                                              742,855      611,516      420,600

      Current state tax expense                69,980       60,358       20,000
                                          -----------  -----------  -----------
                                          $   812,835  $   671,874  $   440,600
                                          ===========  ===========  ===========

Federal income tax expense of $742,855 in 2003, $611,516 in 2002 and $420,600 in 2001 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are presented hereafter:

                                              2003         2002         2001
                                              ----         ----         ----
      Statutory federal income taxes      $   754,542  $   620,461  $   421,975
        Tax-exempt interest                   (34,869)     (15,821)      (3,286)
        Interest expense disallowance           3,388        3,244          657
        Other                                  19,794        3,632        1,254
                                          -----------  -----------  -----------
      Actual federal income taxes         $   742,855  $   611,516  $   420,600
                                          ===========  ===========  ===========

The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:

                                              2003         2002
                                              ----         ----
    Deferred tax assets
      Allowance for loan losses           $   490,208  $   471,598
      Other real estate
        owned and repossessions                -  -          8,500
      Organization costs                        5,235        6,980
      Other                                    30,384       30,359
                                          -----------  -----------
                                              525,827      517,437
    Deferred tax liabilities
      Premises and equipment                  (58,701)     (30,248)
                                          -----------  -----------
                                              467,126      487,189
                                          -----------  -----------
    Deferred tax asset
      (liability) on unrealized
      securities gains and losses               8,539     (235,758)
                                          -----------  -----------
    Net deferred tax asset                $   475,665  $   251,431
                                          ===========  ===========


(8)  DEPOSITS

Components of interest-bearing deposits as of December 31 are as follows:

                                                2003          2002
                                                ----          ----
     Interest-bearing demand               $ 56,935,623  $ 53,607,827
     Savings                                  2,760,965     1,807,539
     Time, $100,000 and over                 16,328,088    11,836,779
     Other time                              18,201,222    18,790,901
                                           ------------  ------------
                                           $ 94,225,898  $ 86,043,046
                                           ============  ============

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $93,608 and $35,653 as of December 31, 2003 and 2002, respectively.

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $9,231,000 and $11,223,000 on December 31, 2003 and 2002, respectively.

As of December 31, 2003, the scheduled maturities of certificates of deposit are as follows:

                        Year               Amount
                     ------------           ------
                        2004             $ 24,868,848
                        2005                4,659,991
                        2006                3,550,889
                        2007                1,339,092
                        2008                  110,490
                                         ------------
                                         $ 34,529,310
                                         ============

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2003 and 2002, the Company had $8,461,000 and $4,144,000, respectively, in brokered deposits. The brokered deposits were issued at a weighted average rate of 2.903 percent and mature at various times through 2007.


(9)  OTHER BORROWED MONEY

Other borrowed money is comprised of the following as of December 31:

                                                       2003         2002
                                                      -----         ----
Advances under the Blanket Agreement
for Advances and Security Agreement with
the Federal Home Loan Bank (FHLB) have
maturities in varying amounts through
January 13, 2011 and interest rates ranging
from 1.21 percent to 5.92 percent.  U.S.
Agency securities are pledged as collateral
for the FHLB advances.  At December 31, 2003,
the Company had a credit availability totaling
$62,002,437.  Lending collateral value was
$22,165,505 of which $2,765,505 was available.     $19,400,000   $13,150,000
                                                   ===========   ===========

Maturities of borrowed money for each of the next four years and thereafter are as follows:

                        Year               Amount
                     ------------           ------
                        2005             $  1,000,000
                        2006                2,250,000
                        2007                4,150,000
                        2008                2,000,000
                      Thereafter           10,000,000
                                         ------------
                                         $ 19,400,000
                                         ============

At December 31, 2003, the Company has $6,977,000 available in short-term lines of credit with its correspondent banks.


(10)  SUBORDINATED DEBT (TRUST PREFERRED SECURITIES)

During the fourth quarter of 2002, the Company formed a subsidiary, Rivoli BanCorp Trust I, whose sole purpose was to issue $3,000,000 in Trust Preferred Securities through a pool sponsored by Wells Fargo Bank. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2003, the floating-rate securities had a 4.58 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.45 percent. The Trust Preferred Securities are recorded as subordinated debt on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The majority of the proceeds from the offering were invested in the Bank to support lending and other operations.

On December 31, 2003, the Company retroactively implemented FN 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, resulting in the deconsolidation of Rivoli BanCorp Trust I. The implementation of this interpretation resulted in the Company's $93,000 investment in the common equity of the trust being included in the consolidated balance sheets as other assets and subordinated debt. The interest income and interest expense received from and paid to the trust, respectively, are included in the consolidated statements of income as interest income and interest expense.
The increase to interest income and interest expense totaled $4,691 for the year ended December 31, 2003.


(11)  401(K) SAVINGS AND PROFIT SHARING PLAN

The Bank sponsors a 401(k) Savings Incentive and Profit Sharing Plan. Employees become eligible after having completed one year and 1,000 hours of service and attaining the age of 21. Employer contributions to the plan include a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $45,171 in 2003, $62,091 in 2002 and $30,882 in 2001.


(12)  COMMITMENTS AND CONTINGENCIES

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements.
The Bank had commitments under standby letters of credit to U.S. addressees approximating $183,000 as of December 31, 2003 and $135,000 as of December 31, 2002. Unfulfilled loan commitments as of December 31, 2003 and 2002 approximated $35,021,000 and $25,116,000, respectively. No losses are anticipated as a result of commitments and contingencies.


(13)  STOCK OPTION PLANS

During 1996, 13,600 options were granted to an executive of the Bank at a price of $7.35. The options vested immediately. During 1998, the board of directors of the Company adopted a qualified and nonqualified incentive stock option plan which together authorizes 204,000 options to be granted to certain directors, officers and key employees. Each option, when surrendered with a certain cash consideration, will be converted into one share of the Company's common stock. During 1998, 124,984 options were granted at a price of $9.07, with 20,264 vesting over a five-year period and 104,720 vesting immediately. During 1999, 18,400 options were granted at a price of $11.37, vesting over a five-year period. During 2000, 25,800 options were granted at a price of $15.00, vesting over a five-year period. Additionally, 8,667 options were granted at a price of $12.75 with 4,000 vesting over a five-year period and 4,667 vesting immediately. During 2001, 9,600 options were granted at a price of $13.20, vesting immediately and 2,000 options were granted at a price of $12.75 vesting over a five-year period. No options were granted during 2003 or 2002. All unexercised options expire at the end of the tenth year.

A summary of option transactions follows:

                                                          Shares
                                                          ------
         Granted                                          203,051
         Canceled                                          24,055
         Exercised                                          9,652
                                                          -------
         Outstanding, December 31, 2003                   169,344
                                                          =======
         Eligible to be Exercised, December 31, 2003      156,639
                                                          =======


(14)  INTEREST INCOME AND EXPENSE

Interest income of $139,978, $57,845 and $19,781 from state, county and municipal bonds was exempt from regular income taxes in 2003, 2002 and 2001, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $419,371, $428,951, and $424,412 for the years ended December 31, 2003, 2002 and 2001, respectively.


(15)  SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for the following were made during the years ended December 31:

                                           2003        2002        2001
                                           ----        ----        ----
      Interest Expense                  $2,371,726  $2,778,032  $4,161,777
                                        ==========  ==========  ==========

      Income Taxes                      $  806,585  $  678,746  $  542,163
                                        ==========  ==========  ==========

Noncash investing activities for the years ended December 31 are as follows:

                                           2003        2002        2001
                                           ----        ----        ----
     Acquisitions of Real Estate
     Through Foreclosure                  $  -       $  8,000     $116,554
                                          ======     ========     ========


(16)  EARNINGS PER SHARE

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution that would occur if options were exercised and converted into common stock. The following presents earnings per share for the years ended December 31, 2003, 2002 and 2001 under the requirements of Statement 128:

                                                          Common
                                             Income       Shares
December 31, 2003                           Numerator   Denominator    EPS
-----------------                           ---------   -----------   -----
Basic EPS
  Income Available to Common Stockholders   $1,406,405   1,002,949    $1.40
                                            ==========                =====
Dilutive Effect of Potential Common Stock
  Stock Options                                             58,157
                                                          --------
Diluted EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive
    Securities                              $1,406,405   1,061,106    $1.33
                                            ==========   =========    =====

December 31, 2002
-----------------
Basic EPS
  Income Available to Common Stockholders   $1,153,011   1,011,091    $1.14
                                            ==========                =====
Dilutive Effect of Potential Common Stock
  Stock Options                                             48,769
                                                         ---------
Diluted EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive
    Securities                              $1,153,011   1,059,860    $1.09
                                            ==========   =========    =====

December 31, 2001
-----------------
Basic EPS
  Income Available to Common Stockholders   $  800,504   1,005,984    $0.80
                                            ==========                =====
Dilutive Effect of Potential Common Stock
  Stock Options                                             41,772
                                                         ---------
Diluted EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive
    Securities                              $  800,504   1,047,756    $0.76
                                            ==========   =========    =====

In October 1996, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Rivoli BanCorp, Inc. continues to follow Opinion 25 in accounting for its stock-based compensation awards; accordingly, no compensation expense has been recognized in the financial statements. If compensation expense were determined on the basis of Statement 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter.

                                            2003         2002         2001
                                         ----------   ----------   ----------
     NET INCOME

       As Reported                       $1,406,405   $1,153,011   $  800,504
                                         ==========   ==========   ==========

       Proforma                          $1,382,500   $1,127,574   $  754,342
                                         ==========   ==========   ==========

     BASIC EARNINGS PER SHARE

       As Reported                       $     1.40   $     1.14   $     0.80
                                         ==========   ==========   ==========

       Proforma                          $     1.38   $     1.12   $     0.75
                                         ==========   ==========   ==========

     DILUTED EARNINGS PER SHARE

       As Reported                       $     1.33   $     1.09   $     0.76
                                         ==========   ==========   ==========

       Proforma                          $     1.30   $     1.06   $     0.72
                                         ==========   ==========   ==========

Pro forma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

       Year Granted                       2001     2000     1999     1998
                                          ----     ----     ----     ----
  Expected Annual Dividends
    (As Percent of Stock Price)           0.00%    0.00%    0.00%    0.00%
  Discount Rate-Bond Equivalent Yield     4.25%    5.44%    6.48%    6.48%
  Expected Life                           5 yrs    5 yrs    5 yrs    5 yrs
  Expected Cumulative Volatility         15.79%   16.04%   15.09%    0.10%


(17)  RELATED PARTY TRANSACTIONS

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $896,544 as of December 31, 2003 and $753,911 as of December 31, 2002. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

                                                     2003       2002
                                                     ----       ----
 Balance, Beginning                             $   753,911   $769,921
     New Loans                                    2,624,014     22,704
     Repayments                                  (2,490,927)   (38,714)
     Change in Directors                              9,546     -  -
                                                -----------   --------
 Balance, Ending                                $   896,544   $753,911
                                                ===========   ========

Deposits from related parties held by the Company at December 31, 2003 and 2002 approximated $3,540,700 and $4,198,500, respectively.


(18)  FINANCIAL INFORMATION OF RIVOLI BANCORP, INC. (PARENT ONLY)

Rivoli BanCorp, Inc. (the parent company) was formed as a bank holding company for Rivoli Bank & Trust in January 2002. The parent company's balance sheets as of December 31, 2003 and 2002 and the related statements of income and comprehensive income and cash flows for the years then ended are as follows:


                      RIVOLI BANCORP, INC. (PARENT ONLY)
                              BALANCE SHEETS
                               DECEMBER 31

                                 ASSETS

                                                       2003           2002
                                                   -----------    -----------
Cash                                               $   522,794    $   913,603
Investment in Subsidiaries, at Equity               13,041,420     12,001,841
Income Tax Benefit                                       5,235          6,980
Trust Preferred Placement Fee, Net                      86,250         89,250
Prepaid Income Taxes                                    71,703         22,759
                                                   -----------    -----------
Total Assets                                       $13,727,402    $13,034,433
                                                   ===========    ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Interest Payable                                 $    21,330    $    27,668
                                                   -----------    -----------

Subordinated Debt                                    3,093,000      3,093,000
                                                   -----------    -----------

Stockholders' Equity
 Common Stock, par Value $1 per share;
   authorized 10,000,000 shares, issued 1,014,990
   and 1,012,217 shares as of December 31, 2003
   and 2002, respectively                            1,014,990      1,012,217
 Paid-In Capital                                     6,872,282      6,847,578
 Retained Earnings                                   3,002,727      1,596,322
 Accumulated Other Comprehensive
   Income (Loss), Net of Tax                           (15,859)       457,648
 Treasury stock, 17,581 shares as of December
    31, 2003, at cost                                 (261,068)        -  -
                                                   -----------    -----------
Total Stockholders' Equity                          10,613,072      9,913,765
                                                   -----------    -----------
Total Liabilities and Stockholders' Equity         $13,727,402    $13,034,433
                                                   ===========    ===========


                      RIVOLI BANCORP, INC. (PARENT ONLY)
                STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                       FOR THE YEAR ENDED DECEMBER 31,

                                                       2003           2002
                                                   -----------    -----------
Income
 Dividends from subsidiary                         $    4,691     $    -  -
                                                   ----------     -----------
Expense
 Professional Fees                                     24,171          52,798
 Interest                                             149,689          27,668
 Conferences and meetings                               3,010             870
 Other                                                  4,648          -  -
                                                   ----------     -----------
                                                      181,518          81,336
                                                   ----------     -----------

Loss before tax benefit and equity
  in undistributed earnings of subsidiary            (176,827)        (81,336)
                                                   ----------     -----------

   Income tax benefit                                  70,145          29,926
                                                   ----------     -----------

Loss before equity in undistributed
  earnings of subsidiary                             (106,682)        (51,410)

   Equity in undistributed earnings of subsidiary   1,513,087       1,204,421
                                                   ----------     -----------

Net income                                          1,406,405       1,153,011
                                                   ----------     -----------

Other comprehensive income (loss), net of tax
  Gains (losses) on securities
   arising during the year                           (378,179)        294,942
  Reclassification adjustment                         (95,328)        (90,749)
                                                   ----------     -----------

  Unrealized gains (losses) on securities            (473,507)        204,193
                                                   ----------     -----------

Comprehensive income                               $  932,898     $ 1,357,204
                                                   ==========     ===========


                       RIVOLI BANCORP, INC. (PARENT ONLY)
                          STATEMENT OF CASH FLOWS
                      FOR THE YEARS ENDED DECEMBER 31, 2002

                                                       2003           2002
                                                   -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                        $ 1,406,405     $ 1,153,011
 Adjustments to reconcile net income
  to net cash used by operating activities
    Amortization                                         3,000             750
    Deferred taxes                                       1,745          (6,980)
    Equity in undistributed
      earnings of subsidiary                        (1,513,087)     (1,204,421)
    Other                                              (55,281)        (85,278)
                                                   -----------     -----------
                                                      (157,218)       (142,918)
                                                   -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Capital infusion in subsidiary                         -  -        (2,000,000)
 Investment in statutory trust                          -  -           (93,000)
                                                   -----------     -----------
                                                        -  -        (2,093,000)
                                                   -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of common stock                               27,477          56,521
 Subordinated debt                                      -  -         3,093,000
 Purchase of treasury stock                           (261,068)         -  -
                                                   -----------     -----------
                                                      (233,591)      3,149,521
                                                   -----------     -----------

Net increase (decrease) in cash                       (390,809)        913,603

Cash, beginning                                        913,603          -  -
                                                   -----------     -----------

Cash, ending                                       $   522,794     $   913,603
                                                   ===========     ===========


(19)  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks, interest-bearing deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES AVAILABLE FOR SALE - Fair values for investment securities are based on quoted market prices.

LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

BORROWINGS - The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate fair value. Fair values of other borrowings are estimated by discounting cash flows based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

STANDBY LETTERS OF CREDIT - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                           2003                   2002
                                    -------------------    -------------------
                                    Carrying  Estimated    Carrying  Estimated
                                     Amount  Fair Value     Amount  Fair Value
                                    -------- ----------    -------- ----------
                                                 (In thousands)
ASSETS
  Cash and
    short-term investments         $   8,807  $   8,807   $   7,334  $   7,334
  Investment securities
    available-for-sale                30,174     30,174      21,559     21,559
  Restricted stocks                    1,272      1,272         884        884
  Loans                              109,852    113,747      97,731    101,255

LIABILITIES
  Deposits                           118,164    118,671     104,724    105,466
  Borrowed money                      25,550     29,726      16,750     20,614

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby letters of credit           -  -          183      -  -          135
  Unfulfilled loan commitments        -  -       35,021      -  -       25,116

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(20)  STOCK SPLIT

On February 12, 2004, the board of directors authorized a four-for-three stock split of the Company's common stock, in the form of a stock dividend, effective March 22, 2004 payable to stockholders of record as of February 27, 2004. Common stock, paid-in capital, retained earnings and share data have been restated to give retroactive effect to the split.


(21)  REGULATORY CAPITAL MATTERS

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the Bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2003, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action.
In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.


                                                                To Be Well
                                                               Capitalized
                                                               Under Prompt
                                               For Capital     Corrective
                                                Adequacy         Action
                                  Actual        Purposes       Provisions
                              -------------   -------------   -------------
                              Amount  Ratio   Amount  Ratio   Amount   Ratio
                              ------  -----   ------  -----   ------   -----

                                             (in thousands)

AS OF DECEMBER 31, 2003

Total capital
 to risk-weighted assets     $15,232  12.49% $ 9,756   8.00%  $12,195   10.00

Tier I capital
 to risk-weighted assets      10,613   8.70    4,880   4.00   $ 7,319    6.00

Tier I capital
 to average assets            10,613   8.57    4,954   4.00   $ 6,192    5.00


AS OF DECEMBER 31, 2002

Total capital
 to risk-weighted assets     $13,855  12.39% $10,588   8.00%  $13,235   10.00%

Tier I capital
 to risk-weighted assets       9,456   8.46    5,294   4.00   $ 7,941    6.00

Tier I capital
 to average assets             9,456   7.64    4,957   4.00   $ 6,196    5.00